SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 1, 2006

Caremark Rx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14200	63-1151076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On November 1, 2006, Caremark Rx, Inc. (the “Company”) issued the following press release disclosing material, non-public financial information concerning the Company’s quarterly fiscal period ended September 30, 2006. This press release contains certain non-GAAP financial measures as described therein.

[CAREMARK LOGO APPEARS HERE]

211 Commerce Street • Suite 800 • Nashville, Tennessee 37201 • www.caremarkrx.com • (615) 743-6600

FOR IMMEDIATE RELEASE

Contacts:

Investors:

Craig Hartman, (615) 743-6653

News Media:

Robert Mead, (212) 333-3810

Caremark Rx, Inc. Reports Third Quarter 2006 EPS

Nashville, TN, November 1, 2006 - Caremark Rx, Inc. (NYSE: CMX) today reported third quarter diluted earnings per share of $.67, exceeding the top of the company’s guidance range by $.04 per share. Excluding a $.02 per share after tax gain from a treasury lock agreement, diluted earnings were $.65 per share, up 27% compared to the third quarter of 2005.

“We are pleased at yet another quarter of strong financial performance. Our third quarter results demonstrate the strength of our overall business and our ability to capitalize on a number of high profile generic launches on behalf of our customers. Caremark remains well positioned to help health plan sponsors and participants get more value for their pharmaceutical dollar,” said Mac Crawford, Chairman, President and Chief Executive Officer.

Third Quarter Operating Results

Net revenues were $9.1 billion in the third quarter of 2006, an increase of 13% over the third quarter of 2005. Revenue growth was driven primarily by an increase in retail sales, including the addition of Medicare Part D and other new client revenues. During the second quarter, Caremark began providing additional Medicare Part D services to a large health plan client under a revised contract which also contributed to third quarter revenue growth.

Mail pharmacy revenues increased 6% to $3.1 billion and mail pharmacy claims were 14.6 million, up slightly from the third quarter of 2005. Retail revenues grew 18% to $6.0 billion compared to the third quarter of 2005. Retail pharmacy claims decreased 5% to 110.5 million compared to the third quarter of 2005. The decrease in retail claims is primarily a result of previously disclosed terminations of retail-oriented contracts, partially offset by Medicare and other new client prescription claims.

SG&A (selling, general and administrative) expenses were $136.1 million, an increase of 15% over the third quarter of 2005. Third quarter 2006 SG&A expenses included $10.3 million of share-based compensation expense resulting from the adoption of FAS 123R. Excluding $10.3 million and $2.7 million of share-based compensation expense in the third quarter of 2006 and the third quarter of 2005, respectively, SG&A expenses grew by 9%.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of 2006 was $489.9 million, an increase of 17% over the third quarter of 2005. EBITDA per adjusted claim grew to $3.19, a 21% increase compared to the third quarter of 2005.

Diluted earnings for the third quarter grew by 31% to $.67 per share. Excluding $.02 per share after tax gain from a treasury lock agreement, diluted earnings for the third quarter were up 27% to $.65 per share.

Nine Months 2006 Operating Results

Through September 30, net revenue grew 12% to $27.5 billion. Retail revenue grew by 13% to $17.9 billion. Retail claims declined 6% during the first nine months of the year which was primarily a result of previously disclosed terminations of retail-oriented contracts, partially offset by Medicare and other new client prescription claims. Mail revenue was $9.4 billion, an increase of 9%. Mail claims grew 4% through the end of the third quarter.

SG&A expenses increased 15% to $404.4 million, which includes $31.2 million of share-based compensation expense. Excluding $31.2 million and $9.2 million of share-based compensation expense in the first nine months of 2006 and the first nine months of 2005, respectively, SG&A expenses grew by 9%.

EBITDA for the first nine months, excluding a $10.6 million gain in the second quarter on a settlement with a former client, was $1.3 billion, an increase of 13%. EBITDA per adjusted claim for the first nine months was $2.80, an increase of 17%.

Diluted earnings per share for the first nine months grew by 25% to $1.76. Excluding a $.01 per share after tax gain in the second quarter from a settlement with a former client and a $.02 per share after tax gain from a treasury lock agreement, diluted earnings for the first nine months were up 21% to $1.72 per share.

Balance Sheet and Cash Flow

At September 30, 2006, net cash and short-term investments totaled $878 million, reflecting total cash and cash equivalents and short-term investments of $1.3 billion, offset by Senior Notes totaling $450 million.

In October, the 7.375% Senior Notes totaling $450 million matured and were retired. The company also terminated an associated treasury lock agreement, which was an instrument used to hedge interest rates. Since the company does not currently intend to refinance the Senior

Notes, the treasury lock agreement no longer qualified for hedge accounting treatment creating a $17.1 million pre-tax gain in the third quarter or $.02 per share after tax.

Operating cash flow through nine months was $855 million compared to $797 million in the first nine months of 2005. Capital expenditures totaled $28.3 million in the third quarter and $79.1 million through the first nine months of 2006.

Share Repurchase and Dividend

On May 11, 2006, Caremark’s Board of Directors approved an additional $1.25 billion in share repurchases bringing the total authorization under the company’s share repurchase program to $3.0 billion. Prior to the third quarter of 2006, the company had repurchased 57.3 million shares at a total cost of $2.3 billion. During the third quarter of 2006, Caremark repurchased 1.8 million shares at a total cost of $102.4 million. Since the end of the third quarter through November 2, 2006, the company has not repurchased its stock in the open market. As of November 2, 2006, cumulative repurchases since August 2002 were 59.1 million shares at a total cost of $2.4 billion, leaving approximately $570 million available under the current authorization.

On April 5, 2006, Caremark announced that its Board of Directors declared a quarterly cash dividend of $.10 per share of common stock. The first quarterly dividend was paid on July 17, 2006 to stockholders of record on June 30, 2006. The second consecutive dividend of $.10 per share of common stock was paid on October 16, 2006 to stockholders of record on September 29, 2006.

Financial Guidance

There are a number of factors that may affect projected 2006 results, including the timing of launch and number of initial suppliers of new generic drugs, and certain aspects of the Medicare Part D benefit.

Due to strong performance through the third quarter driven in part by generic launches, the company is raising and narrowing it earnings guidance range. Diluted earnings per share for 2006 are now expected to be in the range of $2.40 to $2.41, or 22% growth compared to full year 2005 earnings per share of $1.97. This updated guidance range excludes the second quarter $.01 per share after tax gain from a settlement with a former client and the third quarter $.02 per share after tax gain from a treasury lock agreement. The updated guidance range includes the impact of share-based compensation expense.

Several key assumptions supporting the full year 2006 earnings guidance range follow:

•	Revenue in 2006 is projected to grow in the range of 11% to 12%.

•	FAS 123R share-based compensation expense is expected to be approximately $41 million.

•	Depreciation expense is expected to be approximately $103 million.

•	Amortization expense is estimated to be approximately $44 million.

•	Net interest income is estimated to be approximately $35 million, but is subject to change due to future interest rates, cash used for share repurchases and the timing and magnitude of operating cash flows.

•	The effective tax rate is expected to be 39.5%.

•	Assuming full dilution, weighted average shares outstanding for 2006 should be in the range of 436 million to 437 million.

•	Cash flow from operations is expected to exceed $1 billion for the full year.

Fourth quarter diluted earnings is expected to be $.68 to $.69 per share.

Webcast of Earnings Conference Call

As previously announced, Caremark will hold a conference call to discuss third quarter 2006 results, its outlook and the general operations of the company. Investors and the general public can access a live webcast of the conference call through the Investor Relations page at www.caremarkrx.com. The call will be held Thursday, November 2, 2006 at 10:30 a.m. Eastern Time and will be available for replay via the website through November 16, 2006.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. The company’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. In addition, Caremark is a national provider of drug benefits to eligible beneficiaries under the Medicare Part D program. The company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark is available at www.caremarkrx.com.

Forward-Looking Statement

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, and such statements are based on management’s current expectations with respect to anticipated growth and performance prospects. Forward-looking statements in this press release include 2006 earnings per share projections, 2006 revenue growth, the anticipated impact in 2006 of the company’s participation in the Medicare Part D program and projected enrollment of Medicare Part D beneficiaries, estimated 2006 assumptions set forth in the “Financial Guidance” section of this press release and other assumptions. Current and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties and that actual results may differ materially due to various factors. For example, adverse developments could occur with respect to the company’s operating plan and objectives, competitive trends, Medicare Part D participation, the timing, launch and impact of new branded and generic pharmaceuticals, regulatory and legal matters, government investigations, and pricing and reimbursement. Additional factors can be found in the company’s Forms 10-K, 10-Q and other SEC filings. This press release includes certain non-GAAP financial measures as defined under SEC rules. A reconciliation to the most directly comparable GAAP measures can be found in the footnotes to the tables attached to this press release.

-tables follow-

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,061,643	$1,268,883
Short-term investments	266,350	666,040
Short-term investments - restricted	—	27,500
Accounts receivable, net	2,228,320	2,074,586
Inventories	452,116	449,199
Deferred tax asset, net	123,938	112,586
Prepaid expenses and other current assets	50,977	46,303

Total current assets	4,183,344	4,645,097
Property and equipment, net	318,917	314,959
Goodwill, net	7,126,224	7,131,050
Other intangible assets, net	697,602	731,300
Other assets	29,907	28,442

Total assets	$12,355,994	$12,850,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$959,316	$849,358
Claims and discounts payable	2,346,119	2,438,813
Other accrued expenses and liabilities	414,980	343,158
Income taxes payable	138,320	17,137
Current portion of long-term debt	450,000	63,400

Total current liabilities	4,308,735	3,711,866
Long-term debt, net of current portion	—	386,600
Deferred tax liability	236,895	245,389
Other long-term liabilities	339,766	326,427

Total liabilities	4,885,396	4,670,282
Commitments and contingencies
Stockholders’ equity:
Common stock	485	481
Additional paid-in capital	8,768,308	8,719,492
Treasury stock	(2,429,432)	(986,641)
Shares held in trust	(90,644)	(93,616)
Retained earnings	1,239,707	551,447
Accumulated other comprehensive income (loss), net	(17,826)	(10,597)

Total stockholders’ equity	7,470,598	8,180,566

Total liabilities and stockholders’ equity	$12,355,994	$12,850,848

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share and per adjusted claim amounts)

	Three Months Ended September 30,		Percentage Increase / (Decrease)	Nine Months Ended September 30,		Percentage Increase / (Decrease)
	2006	2005		2006	2005
Net revenue (a)	$9,135,213	$8,072,441	13.2%	$27,480,767	$24,623,495	11.6%
Operating expenses:
Cost of revenues (b)	8,509,220	7,533,395	13.0%	25,733,426	23,089,484	11.5%
Selling, general and administrative expenses (c)	136,082	118,581	14.8%	404,354	350,853	15.2%
Depreciation	25,491	25,402	0.4%	75,969	73,962	2.7%
Amortization of intangible assets	10,619	11,725	(9.4%)	32,837	35,533	(7.6%)
Integration and other related expenses	—	1,686	(100.0%)	—	8,807	(100.0%)

Operating income	453,801	381,652	18.9%	1,234,181	1,064,856	15.9%
Interest (income) expense, net	(6,072)	(863)	603.6%	(25,603)	4,178	—
Gain on treasury lock	(17,077)	—	—	(17,077)	—	—

Income before provision for income taxes	476,950	382,515	24.7%	1,276,861	1,060,678	20.4%
Provision for income taxes	188,395	151,094	24.7%	504,360	418,968	20.4%

Net income	$288,555	$231,421	24.7%	$772,501	$641,710	20.4%

Average number of common shares outstanding- basic	421,675	444,507	(5.1%)	432,183	447,593	(3.4%)
Dilutive effect of stock options and warrants	7,402	9,087	(18.5%)	7,307	8,859	(17.5%)

Average number of common shares outstanding - diluted	429,077	453,594	(5.4%)	439,490	456,452	(3.7%)

Net income per common share - diluted	$0.67	$0.51	31.4%	$1.76	$1.41	24.8%

Revenues:
Mail service	$3,082,816	$2,917,549	5.7%	$9,364,833	$8,556,832	9.4%
Retail	5,978,937	5,084,874	17.6%	17,883,536	15,855,848	12.8%
Other	73,460	70,018	4.9%	232,398	210,815	10.2%

	$9,135,213	$8,072,441	13.2%	$27,480,767	$24,623,495	11.6%

Pharmacy claims:
Mail	14,619	14,559	0.4%	44,874	43,314	3.6%
Retail	110,472	116,159	(4.9%)	343,991	366,713	(6.2%)

Total	125,091	130,718	(4.3%)	388,865	410,027	(5.2%)

Adjusted Claims (Note 1)	153,611	159,236	(3.5%)	476,547	494,884	(3.7%)

Supplemental presentation of non-GAAP financial measures:
EBITDA (Earnings before interest, taxes, depreciation and amortization) (Note 2)	$489,911	$418,779	17.0%	$1,342,987	$1,174,351	14.4%

EBITDA excluding integration and other related expenses, client settlement (Notes 2 and 3)	$489,911	$420,465	16.5%	$1,332,347	$1,183,158	12.6%

EBITDA per adjusted claim excluding integration and other related expenses and client settlement (Notes 2 and 3)	$3.19	$2.64	20.8%	$2.80	$2.39	17.2%

Adjusted net income (Note 3)	$278,223	$232,441	19.7%	$755,732	$647,038	16.8%

Adjusted net income per common share - diluted (Note 3)	$0.65	$0.51	27.5%	$1.72	$1.42	21.1%

(a)	Includes a $10.6 million gain from a settlement with a former client in the nine months ended September 30, 2006.

(b)	Excludes depreciation which is presented separately.

(c)	Includes share-based compensation of $10.3 million and $31.2 million based on FAS 123R in the three months and nine months ended September 30, 2006, respectively, and $2.7 million and $9.2 million based on APB 25 in the three months and nine months ended September 30, 2005, respectively.

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from continuing operations:
Net income	$772,501	$641,710
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	108,806	109,495
Share-based compensation	31,212	9,174
Non-cash interest expense	1,669	1,754
Write-off of deferred financing costs	322	686
Other non-cash expenses, net	285	796
Deferred income taxes	(15,343)	343,243
Changes in operating assets and liabilities, net of effects of acquisitions/disposals of businesses	(43,959)	(309,979)

Net cash provided by continuing operations	855,493	796,879
Cash flows from investing activities:
Sale of short-term investments	1,120,436	426,732
Purchase of short-term investments	(693,246)	(765,325)
Capital expenditures, net	(79,094)	(96,994)
Proceeds from sale of property and equipment	—	2,113
Investment in businesses	(464)	(7,438)

Net cash provided by (used in) investing activities	347,632	(440,912)
Cash flows from financing activities:
Purchase of treasury stock	(1,442,791)	(385,984)
Dividends paid	(42,158)	—
Deferred financing costs	(890)	—
Excess tax benefit from share-based compensation	20,516	—
Proceeds from stock issued under equity-based compensation plans	61,934	51,793
Payments on indebtedness	—	(148,678)

Net cash used in financing activities	(1,403,389)	(482,869)
Cash used in discontinued operations - operating activities	(6,976)	(9,163)

Net decrease in cash and cash equivalents	(207,240)	(136,065)
Cash and cash equivalents - beginning of period	1,268,883	1,078,803

Cash and cash equivalents - end of period	$1,061,643	$942,738

Caremark Rx, Inc.

Notes to Press Release Tables

September 30, 2006

(1)	Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims (retail claims) to the product.

(2)	We believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt and its capacity for making capital expenditures. We use EBITDA, in addition to operating income and cash flows from operating activities, to assess our liquidity and performance and believe that it is important for investors to be able to evaluate our company using the same measures used by our management. EBITDA can be reconciled to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$288,555	$231,421	$772,501	$641,710
Depreciation	25,491	25,402	75,969	73,962
Amortization of intangible assets	10,619	11,725	32,837	35,533
Interest (income) expense, net	(6,072)	(863)	(25,603)	4,178
Gain on treasury lock	(17,077)	—	(17,077)	—
Provision for income taxes	188,395	151,094	504,360	418,968

EBITDA	489,911	418,779	1,342,987	1,174,351
Cash interest receipts, net	13,671	9,529	37,404	5,822
Cash tax payments, net	(168,778)	(17,873)	(426,782)	(9,256)
Other non-cash expenses	10,190	3,567	31,497	10,161
Other changes in operating assets and liabilities, net of acquisitions/disposals of businesses	(112,957)	(188,096)	(129,613)	(384,199)

Net cash provided by continuing operations	$232,037	$225,906	$855,493	$796,879

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA are significant components of our statement of income and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA and the associated year-to-year trends should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

(3)	The analyses used by management to evaluate the performance of our business exclude integration and other related expenses, the benefit from a settlement with a former client and the gain from a treasury lock agreement. However, under the SEC’s Regulation G, financial measures which exclude non-recurring items are non-GAAP financial measures; therefore, our presentations of amounts of EBITDA, adjusted net income and earnings per share which exclude these integration and other related expenses, the benefit from a settlement with a former client and the gain from a treasury lock agreement are, likewise, non-GAAP financial measures which require reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP. Since EBITDA is itself a non-GAAP financial measure, we direct your attention to Note 2 above for a reconciliation of EBITDA to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

Our reconciliations of the financial measures presented in the attached press release, which exclude integration and other related expenses, the benefit from a settlement with a former client and the gain from a treasury lock agreement, are as follows (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
EBITDA	$489,911	$418,779	$1,342,987	$1,174,351
Integration and other related expenses	—	1,686	—	8,807
Client settlement	—	—	(10,640)	—

EBITDA excluding integration and other related expenses and client settlement	$489,911	$420,465	$1,332,347	$1,183,158

Net income	$288,555	$231,421	$772,501	$641,710
Integration and other related expenses (net of income tax benefit)	—	1,020	—	5,328
Client settlement (net of income taxes)	—	—	(6,437)	—
Gain on treasury lock (net of income taxes)	(10,332)		(10,332)

Adjusted net income	$278,223	$232,441	$755,732	$647,038

Net income per common share - diluted	$0.6725	$0.5102	$1.7577	$1.4059
Integration and other related expenses per share (net of income tax benefit)	—	0.0022	—	0.0117
Client settlement per share (net of income taxes)	—	—	(0.0146)	—
Gain on treasury lock per share (net of income taxes)	(0.0241)	—	(0.0235)	—

Adjusted net income per common share - diluted	$0.6484	$0.5124	$1.7196	$1.4176

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Caremark Rx, Inc.

By:	/s/ PETER J. CLEMENS IV
Peter J. Clemens IV Executive Vice President and Chief Financial Officer

Date: November 2, 2006